EXHIBIT 99.10

                              SEVERANCE AGREEMENT


               AGREEMENT made this 26th day of February, 1997 by and between ADT Security Services, Inc., a Delaware corporation (the "Company") and Raymond Gross ("Executive").


                                  WITNESSETH

               WHEREAS, Executive is presently employed by the Company; and

               WHEREAS, the parties wish to provide Executive with severance arrangements upon a change of control of Parent (as hereinafter defined);

               NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.       DEFINITIONS

         The following terms used in this Agreement shall have the following meanings (all terms defined in the singular have the correlative meanings when used in the plural and vice versa).


         "Board" shall mean the Board of Directors of Parent.

         "Change in Control" shall mean the occurrence of any of the following events:

         (i) any "person" or "group" (as defined under Sections 13(d) and 14(d) of the Exchange Act) is or becomes the direct or indirect "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of securities representing 50% or more of the combined voting power of Parent's then outstanding voting securities;

         (ii) beginning on or after the date of this Agreement, individuals who either (a) were members of the Board at the beginning of such period or (b) whose election by the Board of whose nomination for election by the shareholders of Parent was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved as provided for in this clause (b) cease for any reason (including as a result of any proxy contest involving the solicitation of revocable proxies under Section 14(a) of the Exchange Act) to constitute a majority of the Board;

         (iii) any "person" or "group" possesses, directly or indirectly, the legal right to direct the management and policies of Parent, whether through the ownership of securities, by contract or otherwise (other than solely by virtue of membership on the Board or any committee thereof); or

         (iv) the shareholders of Parent shall approve a merger or consolidation in which Parent is not the surviving entity, or a sale or disposition of all, or substantially all, of the assets of Parent.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

         "Parent" shall mean ADT Limited, a Bermuda corporation.

2.       TERM

         2.1 Term. Unless sooner terminated pursuant to the provisions of this Agreement, the term of this Agreement shall be for a period commencing February 10, 1997 and ending February 9, 2000.

3.       TERMINATION

         3.1 Termination following Change of Control. If a Change of Control has occurred and Executive's employment is terminated within two years following such Change of Control, other than on account of Executive's death, disability or retirement, (i) by the Company other than for Cause (as hereinafter defined) or (ii) by the Executive for Good Reason (as hereinafter defined), Executive shall be entitled to the benefits provided in Section 4 hereof.

         3.2  Termination for Cause.

         3.2.1 The Company may by written notice terminate Executive's employment for Cause. For purposes of this Agreement, "Cause" shall consist of (i) a conviction of any of the following: (a) a felony, (b) embezzlement or (c) misappropriation of funds or property of the Company or any of its affiliates, (ii) habitual drunkenness or drug addiction, or (iii) the Executive's consistent refusal or inability to perform his employment duties in a material manner or willful misconduct in the performance of his employment duties and obligations.

         3.2.2 In order to terminate the Executive's employment for Cause, the Company's Board of Directors shall be required to give written notice to Executive specifying the claimed cause and Executive shall have failed to correct the claimed breach, if such breach is curable, or alter the objectionable pattern of conduct specified in the applicable written notice, no later than thirty (30) days after receipt of the applicable notice.

         3.3 Termination for Good Reason. Executive may by written notice terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the express written consent of Executive, any of the following (i) Executive is removed from his position for any reason (other than for Cause); (ii) the assignment to Executive of any duties or responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his position, including, without limitation, any such difference in scope resulting from Parent no longer being a public company or from the Company's becoming a subsidiary of another entity; (iii) the Company's failure or refusal to provide Executive his fixed annual compensation or incentive compensation; (iv) a substantial diminution of Executive's benefits (including, without limitation, benefits under the Company's or Parent's life insurance, health and accident, disability, deferred compensation or savings plans in which Executive is participating) or (v) the Company's required relocation of Executive without his prior written consent, to a place of employment (except for travel reasonably required in the performance of Executive's responsibilities).

         3.4 Date of Termination. In the case of termination for Cause, Executive's date of termination shall be thirty (30) days following the date specified in the relevant notice of termination and, in the case of termination for Good Reason, the date of termination of Executive's employment shall be the date specified in the relevant notice of termination; provided that if, within thirty (30) days after any notice of termination is given, the party receiving such notice of termination notifies the other party that a dispute exists concerning the termination, Executive's date of termination shall be the date on which the dispute is finally determined (either by mutual written agreement or by a final judgment, order or decree of an arbitration tribunal or a court of competent jurisdiction). Notwithstanding any dispute regarding the date of termination of Executive's employment, the Company shall continue (i) to pay Executive his full compensation, including, without limitation, his base salary in effect when the notice giving rise to the dispute was given (or, if higher, the base salary in effect as of the Change in Control) and (ii) Executive's participation in all equity incentive, compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection.
Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4.       COMPENSATION UPON TERMINATION.

         4.1 Compensation. Following a Change of Control, upon termination of Executive's employment, Executive shall be entitled to the following benefits:

               4.1.1. If the Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason, disability, death or retirement, the Company shall pay Executive his full base salary through the date of termination at the rate in effect at the time notice of termination is given plus any amounts to be paid to Executive pursuant to the Company's retirement and other benefit plans of the Company then in effect, and the Company shall have no further obligations to Executive under this Agreement.

               4.1.2. If Executive's employment shall be terminated by the Company or by Executive for retirement or disability, or by reason of Executive's death, Executive's benefits shall be determined in accordance with the Company's retirement, benefit and insurance programs then in effect.

               4.1.3. If Executive's employment by the Company shall be terminated (i) by the Company other than for Cause and other than because of Executive's death, disability or retirement or (ii) by Executive for Good Reason, then the Company shall provide Executive:

         (a) an amount equal to two times (2x) the total of (x) the higher of his annual full base salary as of the date of termination or as of the Change of Control, calculated on an annualized basis, plus (y) the amount of the bonus awarded to Executive, if any, in the year prior to the date of termination (collectively, the "Salary"); and

         (b) for the twelve month period following such termination, life, disability, accident and health insurance benefits and Executive's automobile or automobile allowance substantially similar to those which Executive is receiving immediately prior to the date of termination or, if higher, the Change of Control.

Executive shall receive the Salary, at Executive's option, either in the form of a one-time lump sum severance payment or on a monthly basis. Executive shall have ten (10) days from the date of termination to provide the Company with notice as to the method that Executive chooses to receive the Salary (the "Salary Notice"). If Executive elects to receive the Salary in the form of a lump sum severance payment, Company shall pay Executive the Salary ten (10) days following the receipt of the Salary Notice.

         4.2. Pension Plans. Nothing in this Agreement shall alter the terms of any pension plans in which Executive participates which would otherwise terminate on the termination of Executive's employment.

5.       GENERAL PROVISIONS

         5.1   Successors; Binding Agreement.

               5.1.1. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be in express terms and shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, "Company" shall mean the Company as herein before defined and any direct or indirect successor to its business and/or assets as aforesaid.

               5.1.2. This Agreement shall be binding and inure to the benefit of Executive, his successors and assigns and the Company, its successors and assigns. If Executive dies while any amount is payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such devisee, legatee or other designee to the personal representatives of his estate. Neither the Company nor Executive may, without the express written consent of the other party, assign or pledge any rights or obligations under this Agreement to any person, firm or company, save that Executive may transfer by will or by operation of law (or by designation of beneficiary where a plan or other agreement so provides) any rights to compensation or benefits hereunder.

         5.2 Entire Agreement. This writing constitutes the entire agreement between the parties dealing with subject matter, supersedes all other and prior agreements and shall not be modified or amended except in writing and signed by the parties.

         5.3 Notices. All notices hereunder shall be in writing and sent by hand, telecopier or by certified mail if to the Company at 1750 Clint Moore Road, P.O. Box 5035, Boca Raton, FL 33431, Attention: President; facsimile
(561) 241-1923, and if to Executive at his last known residence. Either may by such notice change its or his address for notices.

         5.4 Choice of Law. This Agreement shall be interpreted in accordance with the laws of Florida.

IN WITNESS WHEREOF, the parties have caused these presents to be signed the day and year first above written.

                                       ADT SECURITY SERVICES, INC.

                                       By:_________________________
                                          Name:
                                          Title:


                                       RAYMOND GROSS

                                       ____________________________



                            UNCONDITIONAL GUARANTEE

ADT LIMITED, a Bermuda corporation, hereby irrevocably and unconditionally guarantees the due and punctual performance and observance of each and every agreement, covenant and obligation of ADT SECURITY SERVICES, INC. under this Agreement, irrespective of any circumstance, including any statute of limitations, that might otherwise constitute a defense available to, or a discharge of, any such agreement, covenant or obligation.

                                       ADT LIMITED


                                       By:_________________________
                                          Name:
                                          Title: